Exhibit 99.3

salesforce.com, inc.
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information are based on the historical financial statements of salesforce.com, inc. (the “Company”) and Demandware, Inc. (“Demandware”) after giving effect to the Company’s acquisition of Demandware on July 11, 2016 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined statements of operations for the six months ended July 31, 2016, and year ended January 31, 2016, are presented as if the acquisition of Demandware had occurred on February 1, 2015 and were carried forward through each of the aforementioned periods presented.

A pro forma balance sheet as of July 31, 2016 is not required as the Company’s balance sheet as of July 31, 2016 included in the Form 10-Q for the quarter ending July 31, 2016 reflects the impact of the acquisition.

The preliminary allocation of the purchase consideration used in the unaudited pro forma combined financial information is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuations of the tangible assets, liabilities assumed, identifiable intangible assets and related income tax impacts in connection with the acquisition of Demandware.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma combined financial information does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

The unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and the Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2016 and of Demandware’s financial statements included in this Form 8-K/A for the year ended December 31, 2015 and the six months ended June 30, 2016.

salesforce.com, inc.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended July 31, 2016

	Historical
	Six Months Ended
	July 31, 2016	June 30, 2016	Pro Forma Adjustments (Note 4)
	salesforce.com	Demandware (Note 1)			Pro Forma Combined
(in thousands, except per share data)
Revenues:
Subscription and support	$3,661,573	$117,080	$(60,531)	(A)(G)(I)	$3,718,122
Professional services and other	291,648	23,264	(1,643)	(I)	313,269
Total revenues	3,953,221	140,344	(62,174)		4,031,391
Cost of revenues:
Subscription and support	696,771	24,849	12,411	(B)(C)(E)(G)(I)	734,031
Professional services and other	325,789	17,425	(1,635)	(B)(G)(I)	341,579
Total cost of revenues	1,022,560	42,274	10,776		1,075,610
Gross profit	2,930,661	98,070	(72,950)		2,955,781
Operating expenses:
Research and development	552,476	39,679	(4,677)	(B)(G)(I)	587,478
Marketing and sales	1,830,791	60,267	37,878	(B)(C)(G)(I)	1,928,936
General and administrative	462,857	29,369	(28,433)	(B)(D)(E)(G)(H)(I)	463,793
Total operating expenses	2,846,124	129,315	4,768		2,980,207
Income (loss) from operations	84,537	(31,245)	(77,718)		(24,426)
Investment income	20,038	444	0		20,482
Interest expense	(42,719)	0	(5,042)	(F)(I)	(47,761)
Other income (expense)	(13,282)	54	(272)	(I)	(13,500)
Gain on sales of strategic investments	12,864	0	0		12,864
Income (loss) before benefit from (provision for) income taxes	61,438	(30,747)	(83,032)		(52,341)
Benefit from (provision for) income taxes	206,943	(854)	(264,691)	(J)	(58,602)
Net income (loss)	$268,381	$(31,601)	$(347,723)		$(110,943)
Less: Net loss attributable to noncontrolling interest	0	(258)	258		0
Less: Redeemable noncontrolling interest adjustment to redemption value	0	138	$(138)		0
Net income (loss) attributable to Company	$268,381	$(31,481)	$(347,843)		$(110,943)
Basic net income (loss) per share	$0.40	$(0.86)			$(0.16)
Diluted net income (loss) per share	$0.39	$(0.86)			$(0.16)
Shares used in computing basic net income (loss) per share	678,929	36,517			678,929
Shares used in computing diluted net income (loss) per share	691,714	36,517			691,714
Amounts include amortization of purchased intangibles from business combinations, as follows (C)(I):
Cost of revenues	$47,759	$2,346	$14,529		$64,634
Marketing and sales	38,537	245	42,462		81,244
Other non-operating expense	1,348	0	0		1,348
Amounts include stock-based expenses, as follows (B)(I):
Cost of revenues	$50,129	$2,471	$541		$53,141
Research and development	73,792	6,841	(1,835)		78,798
Marketing and sales	181,797	6,097	(375)		187,519
General and administrative	65,511	5,034	(2,425)		68,120

salesforce.com, inc.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended January 31, 2016

	Historical
	Year Ended
	January 31, 2016	December 31, 2015	Pro Forma Adjustments (Note 4)
	salesforce.com	Demandware (Note 1)			Pro Forma Combined
(in thousands, except per share data)
Revenues:
Subscription and support	$6,205,599	$200,952	$(90,960)	(A)(G)	$6,315,591
Professional services and other	461,617	36,327	0		497,944
Total revenues	6,667,216	237,279	(90,960)		6,813,535
Cost of revenues:
Subscription and support	1,188,967	40,166	39,306	(B)(C)(E)(G)	1,268,439
Professional services and other	465,581	27,299	2,182	(B)(G)	495,062
Total cost of revenues	1,654,548	67,465	41,488		1,763,501
Gross profit	5,012,668	169,814	(132,448)		5,050,034
Operating expenses:
Research and development	946,300	65,342	1,471	(B)(G)	1,013,113
Marketing and sales	3,239,824	100,865	106,475	(B)(C)(G)	3,447,164
General and administrative	748,238	46,272	(8,414)	(B)(E)(G)(H)	786,096
Operating lease termination resulting from purchase of 50 Fremont	(36,617)	0	0		(36,617)
Total operating expenses	4,897,745	212,479	99,532		5,209,756
Income (loss) from operations	114,923	(42,665)	(231,980)		(159,722)
Investment income	15,341	437	0		15,778
Interest expense	(72,485)	0	(10,000)	(F)	(82,485)
Other income (expense)	(15,292)	395	0		(14,897)
Gain on sales of land and building improvements	21,792	0	0		21,792
Income (loss) before benefit from (provision for) income taxes	64,279	(41,833)	(241,980)		(219,534)
Benefit from (provision for) income taxes	(111,705)	4,832	12,961	(J)	(93,912)
Net loss	$(47,426)	$(37,001)	$(229,019)		$(313,446)
Less: Net loss attributable to noncontrolling interest	0	(364)	364		0
Net loss attributable to Company	$(47,426)	$(36,637)	$(229,383)		$(313,446)
Basic net loss per share	$(0.07)	$(1.02)			$(0.47)
Diluted net loss per share	$(0.07)	$(1.02)			$(0.47)
Shares used in computing basic net loss per share	661,647	35,793			661,647
Shares used in computing diluted net loss per share	661,647	35,793			661,647
Amounts include amortization of purchased intangibles from business combinations, as follows (C):
Cost of revenues	$80,918	$4,527	$35,973		$121,418
Marketing and sales	77,152	467	102,030		179,649
Other non-operating expense	3,636	0	0		3,636
Amounts include stock-based expenses, as follows (B):
Cost of revenues	$69,443	$4,160	$4,266		$77,869
Research and development	129,434	11,867	1,792		143,093
Marketing and sales	289,152	11,254	4,746		305,152
General and administrative	105,599	9,439	(2,599)		112,439

salesforce.com, inc.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined statements of operations for the six months ended July 31, 2016, and for the year ended January 31, 2016, are based on the historical financial statements of salesforce.com, inc. (the “Company”) and Demandware, Inc. (“Demandware”) after giving effect to the Company’s acquisition of Demandware on July 11, 2016 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information.

The historical consolidated financial statements have been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). In accordance with ASC 805, the Company uses its best estimates and assumptions to accurately assign fair value to the tangible assets acquired, identifiable intangible assets and liabilities assumed and the related income tax impacts as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed.

The fair values assigned to Demandware’s tangible and identifiable intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the acquisition. The preliminary estimated fair values of assets acquired and liabilities assumed, including current and noncurrent income taxes payable and deferred taxes, and identifiable intangible assets may be subject to change as additional information is received and certain tax returns finalized. Thus the provisional measurements of fair value are subject to change. The Company expects to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

The unaudited pro forma financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on February 1, 2015. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma combined financial information does not reflect any operating efficiencies or cost savings that the Company may achieve.

The unaudited pro forma combined financial information should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2016 and Demandware’s historical consolidated financial statements and accompanying notes included in the Form 8-K/A for the year ended December 31, 2015 and the six months ended June 30, 2016.

Accounting Periods Presented

Demandware’s historical fiscal year ends on December 31 and, for purposes of the unaudited pro forma combined financial information, its historical results have been aligned to more closely conform to the Company’s January 31 fiscal year end as explained below.

The unaudited pro forma combined statements of operations of the Company and Demandware for the six months ended July 31, 2016 and year ended January 31, 2016 are presented as if the Demandware acquisition had taken place on February 1, 2015. Due to different fiscal period ends, the pro forma statement of operations for the six months ended July 31, 2016 combines the historical results of the Company for the six months ended July 31, 2016 and the historical results of Demandware for the six months ended June 30, 2016. The pro forma statement of operations for the year ended January 31, 2016, due to different fiscal period ends, combines the historical results of the Company for the year ended January 31, 2016 and the historical results of Demandware for the year ended December 31, 2015.

A pro forma combined balance sheet as of July 31, 2016 is not required as the Company’s balance sheet as of July 31, 2016 included in the Company's Form 10-Q for the period ended July 31, 2016 reflects the effect of the acquisition.

Reclassifications

No reclassifications were required to the presentation of Demandware’s historical financial statements in order to conform to the Company’s presentation.

2. ACQUISITION OF DEMANDWARE, INC.

On July 11, 2016, the Company acquired for cash the outstanding stock of Demandware, an industry-leading provider of enterprise cloud commerce solutions in the digital commerce market. The Company acquired Demandware to, among other things, expand the Company's position in customer relationship management and to pursue the digital commerce market segment with the new Salesforce Commerce Cloud. The Company has included the financial results of Demandware in the consolidated financial statements from the date of the acquisition. The transaction costs associated with the acquisition were $15.5 million and are recorded in General and administrative expense. The preliminary acquisition date fair value of the consideration transferred for Demandware was approximately $2.9 billion, including the proceeds from the term loan of $500.0 million (see Note 3), which consisted of the following (in thousands):

Fair Value
Cash	$2,920,336
Fair value of stock options and restricted stock awards assumed	9,344
Total	$2,929,680

The preliminary estimated fair value of the stock options assumed by the Company was determined using the Black-Scholes option pricing model. The share conversion ratio of 0.9545 was applied to convert Demandware’s outstanding equity awards for Demandware’s common stock into equity awards for shares of the Company’s common stock.

The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Fair Value
Cash and cash equivalents	$139,259
Marketable securities	37,230
Accounts receivable	56,982
Other current assets	13,631
Customer contract asset, current and noncurrent	716,056
Intangible assets	800,287
Property and equipment	29,463
Other noncurrent assets	4,579
Goodwill	1,884,886
Accounts payable, accrued expenses and other liabilities	(52,595)
Deferred revenue, current and noncurrent	(22,709)
Customer contract liability, current and noncurrent	(393,911)
Other liabilities, noncurrent	(11,967)
Deferred tax liability	(271,511)
Net assets acquired	$2,929,680

The excess of preliminary purchase consideration over the preliminary fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. The preliminary fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The deferred tax liability established was primarily a result of the difference in the book basis and tax basis related to the identifiable intangible assets. The preliminary estimated fair values of assets acquired and liabilities assumed, including current and noncurrent income taxes payable and deferred taxes, customer contract assets and liabilities and identifiable intangible assets may be subject to change as additional information is received and certain tax returns are finalized. Thus, the provisional measurements of fair value set forth above are subject to change. The Company expects to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

The following table sets forth the components of identifiable intangible assets acquired (in thousands) and their preliminary estimated useful lives as of the date of acquisition:

	Fair Value	Useful Life
Developed technology	$240,760	2 to 6 years
Customer relationships	547,370	3 to 6 years
Other purchased intangible assets	12,157	1 to 10 years
Total intangible assets subject to amortization	$800,287

Developed technology represents the preliminary estimated fair value of Demandware’s e-commerce technology. Customer relationships represent the preliminary estimated fair values of the underlying relationships with Demandware customers. The goodwill balance is primarily attributed to the assembled workforce and expanded market opportunities when integrating Demandware’s e-commerce technology with the Company’s other offerings. The majority of the goodwill balance is not deductible for U.S. income tax purposes.

The Company assumed unvested options and restricted stock with a preliminary estimated fair value of $135.2 million. Of the total consideration, $9.3 million was preliminarily allocated to the purchase consideration and $125.9 million was preliminarily allocated to future services and will be expensed over the remaining service periods on a straight-line basis.

3. DEBT

Term Loan

In July 2016, the Company entered into a credit agreement (the “Term Loan Credit Agreement”) with Bank of America, N.A. and certain other institutional lenders for a $500.0 million term loan facility (the “Term Loan”) that matures on July 11, 2019. The Term Loan will bear interest, at the Company’s option, at either a base rate plus a spread of 0.00% to 0.75% or an adjusted LIBOR rate plus a spread of 1.00% to 1.75%, in each case with such spread being determined based on the Company’s consolidated leverage ratio for the preceding four fiscal quarter period.
In July 2016, the Company borrowed the full $500.0 million under the Term Loan. All of the net proceeds of the Term Loan were for the purposes of partially funding the acquisition of Demandware.
Interest is due and payable in arrears quarterly for loans bearing interest at a rate based on the base rate and at the end of an interest period in the case of loans bearing interest at the adjusted LIBOR rate.
All outstanding amounts under the Term Loan Credit Agreement will be due and payable on July 11, 2019. The Company may prepay the Term Loan, in whole or in part, at any time without premium or penalty, subject to certain conditions, and amounts repaid or prepaid may not be reborrowed. The Company’s obligations under the Term Loan Credit Agreement are required to be guaranteed by certain of its subsidiaries meeting certain thresholds set forth in the Term Loan Credit Agreement.
The Term Loan Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into transactions with affiliates, pay dividends or make distributions and repurchase stock. The Company is also required to maintain compliance with a consolidated leverage ratio and a consolidated interest coverage ratio. The Term Loan Credit Agreement includes customary events of default. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Term Loan Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts. The occurrence of an event of default could result in the acceleration of obligations under the Term Loan Credit Agreement. The Company was in compliance with the Term Loan Credit Agreement’s covenants as of July 31, 2016.
The weighted average interest rate on the Term Loan was 2.0% as of July 31, 2016. Accrued interest on the Term Loan was $0.6 million as of July 31, 2016. As of July 31, 2016, the noncurrent outstanding portion was $500.0 million.

4. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma combined financial information:

(A) To record a reduction in revenues related to the estimated fair value of the acquired deferred revenue and the customer liability. The difference between the preliminary fair values of acquired deferred revenues, representing amounts equivalent to the estimated costs plus an appropriate profit margin to fulfill the obligations assumed, and the historical carrying amounts of Demandware’s deferred revenues results in a discount to the recorded deferred revenue and is therefore subsequently recognized as a reduction to revenues.

		Six Months Ended July 31, 2016	Fiscal Year Ended January 31, 2016
in thousands
Subscription and support		$(52,396)	$(89,930)
	Total reduction to revenue	$(52,396)	$(89,930)

(B) To record the estimated stock-based expense related to the unvested portion of Demandware stock options and restricted stock-based awards assumed in connection with the acquisition using the straight-line amortization method over the remaining vesting periods.

	Six Months Ended July 31, 2016
in thousands	Demandware Historical Stock-based expense	Stock-based expense Based Upon Preliminary Fair Values	Increase (decrease) in Stock-based expense
Cost of revenues:
Subscription and support	$554	$1,144	$590
Professional services and other	1,917	2,401	484
Research and development	6,841	5,768	(1,073)
Marketing and sales	6,097	6,632	535
General and administrative	5,034	2,992	(2,042)
Total stock-based expense	$20,443	$18,937	$(1,506)

	Fiscal Year Ended January 31, 2016
in thousands	Demandware Historical Stock-based expense	Stock-based expense Based Upon Preliminary Fair Values	Increase (decrease) in Stock-based expense
Cost of revenues:
Subscription and support	$985	$2,947	$1,962
Professional services and other	3,175	5,479	2,304
Research and development	11,867	13,659	1,792
Marketing and sales	11,254	16,000	4,746
General and administrative	9,439	6,840	(2,599)
Total stock-based expense	$36,720	$44,925	$8,205

(C) To record the estimated amortization expense related to the intangible assets acquired in connection with the Company’s acquisition of Demandware.

	Six Months Ended July 31, 2016
in thousands	Demandware Historical Amortization Expense	Amortization Expense Based Upon Preliminary Fair Values	Increase in Amortization Expense
Cost of revenues:
Subscription and support	$2,346	$20,250	$17,904
Marketing and sales	245	51,248	51,003
Amortization expense	$2,591	$71,498	$68,907

	Fiscal Year Ended January 31, 2016
in thousands	Demandware Historical Amortization Expense	Amortization Expense Based Upon Preliminary Fair Values	Increase in Amortization Expense
Cost of revenues:
Subscription and support	$4,527	$40,500	$35,973
Marketing and sales	467	102,497	102,030
Amortization expense	$4,994	$142,997	$138,003

(D) To eliminate acquisition related transaction costs of $4.3 million and $15.5 million that were incurred by Demandware and the Company in the six months ended June 30, 2016 and July 31, 2016, respectively.

(E) To record the decrease in depreciation expense as a result of adjusting Demandware's property, plant and equipment, net to fair value.

	Six Months Ended	Year Ended
in thousands	July 31, 2016	January 31, 2016
Cost of revenues:
Subscription and support	$755	$1,511
General and administrative	(2,872)	(5,745)
Decrease in Depreciation expense	$(2,117)	$(4,234)

(F) To record interest expense associated with the issuance of the Term Loan to finance a portion of the purchase consideration exchanged using the effective interest rate at the time of acquisition.

in thousands	Par Value	Effective Annual Interest Rate	Increase in Interest Expense for Six Months Ended July 31, 2016	Increase in Interest Expense for Fiscal Year Ended January 31, 2016
Three-year term loan	$500,000	2.00%	$5,000	$10,000

(G) To eliminate revenues, corresponding expenses and other operating expenses between the Company and Demandware for the periods presented.

(H) To record the amortization of the favorable lease contract asset established upon purchase accounting. The asset represents the difference between the fair value and minimum lease obligations under outstanding leases acquired from Demandware.

in thousands	Six Months Ended July 31, 2016	Fiscal Year Ended January 31, 2016
Amortization of favorable lease contract	$40	$80

(I) To eliminate Demandware's results included in the Company’s results for the period from the acquisition date of July 11, 2016 to July 31, 2016.

(J) The following table presents pro forma income tax adjustments to the periods presented. An adjustment was recorded to exclude the partial release of the Company's valuation allowance recorded in the Company's second quarter ended July 31, 2016 from the pro forma statement of operations for the six months ended July 2016, as this was a material nonrecurring credit that resulted directly from the acquisition of Demandware. Other income tax adjustments were made to reflect the tax impact associated with the pro forma condensed combined statement of operations.

in thousands	Six Months Ended July 31, 2016	Fiscal Year Ended January 31, 2016
Tax adjustment to exclude the benefit related to valuation allowance change	$(265,673)	$0
Other proforma income tax adjustments	982	12,961
Pro forma adjustment to (increase) decrease (provision) benefit from income taxes	$(264,691)	$12,961

5. PRO FORMA EARNINGS (LOSS) PER SHARE

The pro forma basic and diluted earnings (loss) per share amounts presented in the unaudited pro forma combined statements of operations are based upon the weighted average number of the Company’s common shares outstanding. Our acquisition of Demandware had no effect to our basic weighted average common shares outstanding calculations for the unaudited pro forma combined statements of operations periods presented.